Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This THIRD AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of June 30, 2020, is entered into by and among the following parties:

(i)	LAMAR TRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (the “TRS Borrower”);

(ii)	LAMAR QRS RECEIVABLES, LLC, a Delaware limited liability company, as a Borrower (the “QRS Borrower”; together with the TRS Borrower, collectively, the “Borrowers”);

(iii)	LAMAR MEDIA CORP., a Delaware corporation, as initial Servicer; and

(iv)	PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent and as Lender.

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A.    The parties hereto have entered into a Receivables Financing Agreement, dated as of December 18, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

B.    Concurrently herewith, the Borrowers, PNC and PNC Capital Markets LLC are entering into that certain Amendment Fee Letter, dated as of the date hereof (the “Fee Letter”).

C.    The Servicer has notified PNC that the average Dilution Ratio for the three consecutive Fiscal Months ending in May 2020 exceeded 4.00% (such event, the “Dilution Trigger Breach”).

D.    The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1.    Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Financing Agreement attached hereto as Exhibit A.

SECTION 2.    Waiver.

(a)    Limited Waiver. The Administrative Agent and the Lenders (the “Waiving Parties”) hereby waive the occurrence of the Event of Default pursuant to Section 10.01(f)(i)(C) of the Receivables Financing Agreement solely to the extent arising prior to the date hereof as a result of the Dilution Trigger Breach (the “Subject Event”).

(b)    General Limitations. Notwithstanding anything to the contrary herein or in the Transaction Documents, by executing this Amendment, no Waiving Party is now waiving, nor has it agreed to waive in the future (i) the breach of any provision of the Transaction Documents, other than as expressly set forth in clause (a) above, (ii) any Event of Default or Unmatured Event of Default under the Receivables Financing Agreement or the other Transaction Documents (whether presently or subsequently existing or arising), other than as expressly set forth in clause (a) above or (iii) any rights, powers or remedies presently or subsequently available to any of the Waiving Parties or any other Person against the Lamar Parties under the Receivables Financing Agreement, any of the other Transaction Documents, applicable law or otherwise, relating to any matter other than solely to the extent expressly waived herein, each of which rights, powers or remedies is hereby specifically and expressly reserved and continue.

(c)    No Waiver of Indemnification, Etc. Without limiting the generality of the foregoing and for the avoidance of doubt, the Waiving Parties are not hereby waiving or releasing, nor have they agreed to waive or release in the future, any right or claim to indemnification or reimbursement by, or damages from, any Lamar Party or any other Person under any Transaction Document, including without limitation, for any liability, obligation, loss, damage, penalty, judgment, settlement, cost, expense or disbursement resulting or arising directly or indirectly from the Dilution Trigger Breach or otherwise.

SECTION 3.    Representations and Warranties of the Borrowers and the Servicer. Each Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a)    Representations and Warranties. The representations and warranties made by it in the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.

(b)    Enforceability. The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment, the Fee Letter, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Fee Letter, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are (assuming due authorization and execution by the other parties thereto) its valid and legally binding obligations, enforceable in accordance with their terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)    No Event of Default. After giving effect to this Amendment, no Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment, the Fee Letter or the transactions contemplated hereby or thereby.

SECTION 4.    Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 5.    Effectiveness. This Amendment shall become effective as of the date hereof, subject to the conditions precedent that the Administrative Agent shall have received the following:

(a)    counterparts to this Amendment executed by each of the parties hereto; and

(b)    counterparts to the Fee Letter executed by each of the parties thereto and confirmation that all fees owing under the Fee Letter have been paid in accordance with its terms.

SECTION 6.    Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7.    Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 8.    Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 9.    GOVERNING LAW AND JURISDICTION.

(a)    THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b)    EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO EACH BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY ANY BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 9 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 10.    Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

SECTION 11.    Performance Guaranty Ratification. After giving effect to this Amendment and the Fee Letter and the transactions contemplated hereby and thereby, (i) all of the provisions of the Performance Guaranty shall remain in full force and effect and (ii) the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

LAMAR TRS RECEIVABLES, LLC,
as a Borrower

By:	/s/ Jay L. Johnson
Name:	Jay L Johnson
Title:	Executive Vice President, Chief Financial Officer

LAMAR QRS RECEIVABLES, LLC,
as a Borrower

By:	/s/ Jay L. Johnson
Name:	Jay L Johnson
Title:	Executive Vice President, Chief Financial Officer

LAMAR MEDIA CORP.,
as the Servicer

By:	/s/ Jay L. Johnson
Name:	Jay L Johnson
Title:	Executive Vice President, Chief Financial Officer

S-1	Third Amendment to the Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

S-2	Third Amendment to the Receivables Financing Agreement

Acknowledged and agreed:

LAMAR MEDIA CORP.,
as Performance Guarantor

By:	/s/ Jay L. Johnson
Name:	Jay L Johnson
Title:	Executive Vice President, Chief Financial Officer

S-3	Third Amendment to the Receivables Financing Agreement

Exhibit A

(attached)

~~EXECUTION VERSION~~EXHIBIT A to

~~Second~~Third Amendment to Receivables Financing Agreement, dated as of ~~May 6,~~June 30, 2020

RECEIVABLES FINANCING AGREEMENT

Dated as of December 18, 2018

by and among

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Borrowers,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

LAMAR MEDIA CORP.,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

Borrower or the Servicer to so instruct) such Obligor to remit payments under Pool Receivables directly to a Collection Account or a Lock-Box (or directly to the Administrative Agent or its designee), the most recent payment remitted by such Obligor following receipt of such instruction was made to a Collection Account or a Lock-Box (or directly to the Administrative Agent or its designee).

“Majority Lenders” means Lenders representing more than 50% of the aggregate Commitments of all Lenders (or, if the Commitments have been terminated, Lenders representing more than 50% of the aggregate outstanding Capital held by all the Lenders).

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to both (i) the Servicer, the Performance Guarantor and the Originators, taken as a whole and (ii) the Borrowers, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a)    the assets, operations, business or financial condition of the Servicer, the Performance Guarantor and the Originators, taken as a whole;

(b)    the assets, operations, business or financial condition of any Borrower;

(c)    the ability of the Borrowers, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(d)    the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(e)    the status, perfection, enforceability or priority of the Administrative Agent’s security interest in any material portion of the Collateral; or

(f)    the rights and remedies of any Credit Party under the Transaction Documents or associated with its respective interest in the Collateral.

“Material Indebtedness” shall mean (i) Debt under the Credit Agreement and (ii) Debt of any one or more of Holdings, the Lamar Parties or any Subsidiary thereof in an aggregate principal amount exceeding $100,000,000.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 50.00% times (ii) the aggregate Commitment of all Lenders at such time and (b) the Borrowing Base at such time; provided, that the Borrowers may, prior to December 21, 2020, reduce the percentage set forth in clause (a)(i) above to a lower percentage for multiple periods of up to sixty calendar days in the aggregate, so long as, for each such period, both (x) the Borrowers have delivered no less than two days’ prior written request therefore to the Administrative Agent and each Lender (provided, that no such notice shall be required to be delivered with respect to the commencement on the Third Amendment Effective Date of such a period) and (y) the end of such period shall be no later than December 21, 2020.

“ Monthly Settlement Date” means the 25th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Lamar Party or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Obligor” means, with respect to any Receivable, any Person obligated to make payments with respect to such Receivable, including (i) to the extent so obligated, any related advertiser or any advertising agency, agent or licensee of such advertiser or (ii) any guarantor thereof or co-obligor therewith.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” means each of the QRS Originators and the TRS Originators.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, performance,

“Subject Obligor Collections” means any Collections on Pool Receivables owing by any Subject Obligor.

“Subject Periods” means each of the three consecutive Fiscal Month periods ending in June 2020, July 2020 and August 2020, respectively.

“ Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrowers on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Third Amendment Effective Date” means June 30, 2020.

“Total Reserves” means, at any time of determination, an amount equal to the product of (a) the sum of (A) the Yield Reserve Percentage, plus (B) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (b) the Net Receivables Pool Balance at such time.

“Tranche Period” means, with respect to any LIBOR Loan, a period of one, two, three or six months selected by the applicable Borrower pursuant to Section 2.05. Each Tranche Period shall commence on a Monthly Settlement Date and end on (but not including) the Monthly Settlement Date occurring one, two, three or six calendar months thereafter, as selected by the applicable Borrower pursuant to Section 2.05; provided, however, that if the date any Loan made pursuant to Section 2.01 is not a Monthly Settlement Date, the initial Tranche Period for such Loan shall commence on the date such Loan is made pursuant to Section 2.01 and end on the next Monthly Settlement Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.

“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, each Intercompany Loan Agreement, the aggregate amount of $100,000 and shall be an integral multiple of $100,000 in excess thereof ~~and (ii~~, (ii) the Borrowers shall not provide any Reduction Notice, and no such Reduction Notice shall be effective, if after giving effect thereto, the Aggregate Capital at such time would be less than an amount equal to the Minimum Funding Threshold and (iii) any accrued Interest and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Borrowing Base Deficit existing at such time to zero.

(e)    The Borrowers may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Lender, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $50,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Lender shall be ratably reduced.

(f)    In connection with any reduction of the Commitments, the Borrowers shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) Capital of each Lender in excess of the Commitment of such Lender at such time and (B) all other outstanding Borrower Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Borrower Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the Aggregate Capital, and second to the payment of the remaining outstanding Borrower Obligations, including any associated Breakage Fees, with respect to such reduction, by paying such amounts to the Lenders.

(g)    So long as no Event of Default has occurred and is continuing, upon notice to the Administrative Agent and each Lender, the Borrowers may from time to time request an increase in the Commitment with respect to one or more Lenders, at any time following the Closing Date and prior to the Termination Date, such aggregate increase in such Lenders’ Commitments to be an amount (for all such requests or additions) not exceeding $125,000,000; provided, that each request for an increase shall be in a minimum amount of $10,000,000. At the time of sending such notice with respect to any Lender, the Borrowers (in consultation with the Administrative Agent and the Lenders) shall specify the time period within which such Lenders and the Administrative Agent are requested to respond to the Borrowers’ request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Lenders). In respect of any Lender, each of such Lender being asked to increase its Commitment and the Administrative Agent shall notify the Borrowers and the Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Lender’s Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Lender’s Commitment. For the avoidance of doubt, only the consent of the Lender then being shall be deemed to have represented and warranted that such statements are then true and correct):

(i)    the representations and warranties of each Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Credit Extension;

(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and

(iv)    the Termination Date has not occurred.

SECTION 6.03.    Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)    after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Borrowing Base Deficit and (z) the amount of all other accrued and unpaid Borrower Obligations through the date of such Release;

(b)    the Borrowers shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Borrowers in accordance with the terms of the Purchase and Sale Agreements and amounts owing by the Borrowers to the Originators under the Intercompany Loan Agreements; and

(c)    on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, each Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)    the representations and warranties of each Borrower and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Release;

(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Release; ~~and~~

(iv)    the Termination Date has not occurred; and

(v)     the Aggregate Capital exceeds the Minimum Funding Threshold.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01.    Representations and Warranties of the Borrowers. Each Borrower represents and warrants to each Credit Party as of the Closing Date, on each Settlement Date and on each day that a Credit Extension or Release shall have occurred:

(a)    Organization and Good Standing. Such Person is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)    Due Qualification. Such Person is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. Such Person (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which such Person is a party constitutes legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which such Person is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational any Credit Extension to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Credit Extension will not be derived from any unlawful activity. The Borrowers shall comply with all Anti-Terrorism Laws. The Borrowers shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event. The Borrowers have not used and will not use the proceeds of any Credit Extension to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(w)    Borrower’s Net Worth. The Borrowers shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.

(x)    Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent following the occurrence of an Event of Default, prepare and make any filings under the Federal Assignment of Claims Act (or any other similar applicable law) with respect to Receivables owing by Governmental Authorities, that are necessary in order for the Administrative Agent to enforce such Receivables against the Obligor thereof.

(y)    Taxes. Each Borrower will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of clauses (i) and (ii) above, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(z)    Borrowers’ Tax Status. Each Borrower will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause any Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. No Borrower shall become subject to any Tax in any jurisdiction outside the United States.

(aa)    Commingling. Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each calendar month, that no more than 2.5% (or after the occurrence of a Ratings Event Level II, such lesser percentage as the Administrative Agent may notify the Borrowers upon no less than 30 days prior notice, which percentage may be 0%) of the aggregate amount of all funds deposited into the Collection Accounts during such calendar month constitute Affiliate Collections.

(bb)    Subject Obligor Collections. Each Borrower (or the Servicer on its behalf) will, and will cause each Originator to, at all times, ensure that for each calendar month, no more than $10,000,000 of Subject Obligor Collections are deposited into the Approved Accounts.

(cc)    Liquidity Coverage Ratio. No Borrower shall issue any LCR Security.

(dd)     Minimum Funding Threshold. Each Borrower shall cause the Aggregate Capital to exceed the Minimum Funding Threshold at all times.

SECTION 8.02.    Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)    Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Lender:

(i)    Compliance Certificates. (A) A compliance certificate promptly upon completion of the annual report of Holdings and in no event later than 120 days after the close of Holdings’ fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (B) within 60 days after the close of each of the first three fiscal quarters of Holding, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii)    Information Packages and Interim Reports. (A) Not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month and (B) if a Ratings Event Level II has occurred, upon ten (10) Business Days’ prior written notice from the Administrative Agent, an Interim Report not later than the second Business Day of each calendar week with respect to the Pool Receivables with data as of the close of business on the last day of the immediately preceding calendar week.

(iii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(iv)    Quarterly Financial Statements of Holdings. As soon as available and in no event later than 60 days following the end of each of the first three fiscal quarters in each of Holdings’ fiscal years, (A) the unaudited consolidated balance sheet and statements of income of Holdings and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash continue unremedied for two (2) Business Days or (iii) Lamar shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)    any representation or warranty made or deemed made by any Lamar Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any Lamar Party pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(c)    any Borrower or the Servicer shall fail to deliver an Information Package or Interim Report at the time required pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;

(e)    any Lamar Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against any Lamar Party and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Lamar Party shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)    (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 3.50%, (B) the Delinquency Ratio shall exceed, (x) solely with respect to any Subject Period, 11.00% and, (y) otherwise, 8.00% or (C) the Dilution Ratio shall exceed, (x) solely with respect to any Subject Period, 7.00% and, (y) otherwise, 4.00% or (ii) the Days’ Sales Outstanding shall exceed, (A) solely with respect to any Subject Period, 75 days and, (B) otherwise, 65 days;

(g)    a Change in Control shall occur;

(h)    a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

(i)    (i) any Borrower shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related

(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;

(iv)    the Aggregate Capital will not exceed the Facility Limit; ~~and~~

(v)    the Termination Date has not occurred; and

(vi)     the Aggregate Capital exceeds the Minimum Funding Threshold.

Exhibit A- 2

EXHIBIT B

Form of Reduction Notice

[LETTERHEAD OF BORROWER]

[Date]

[Administrative Agent]

[Lenders]

Re:	Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Financing Agreement, dated as of December 18, 2018 among Lamar TRS Receivables, LLC and Lamar QRS Receivables, LLC, as borrowers (collectively, the “Borrowers”), Lamar Media Corp., as Servicer (the “Servicer”), the Lenders party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Borrowers hereby notify the Administrative Agent and the Lenders that they shall prepay the outstanding Capital of the Lenders in the amount of [$        ] to be made on [            , 201    ]. After giving effect to such prepayment, the Aggregate Capital will be [$        ].

Each Borrower hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i)    the representations and warranties of each Borrower and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such prepayment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such prepayment;

(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such prepayment; ~~and~~

Exhibit B- 1

(iv)    the Termination Date has not occurred; and

(v)    the Aggregate Capital exceeds the Minimum Funding Threshold.

Exhibit B- 2